Exhibit 10.1

Subscription Agreement

Party A: Autobacs Seven Co., Ltd.

Address: NBF Toyosu Canal Front, 6-52, Toyosu 5-chome, Koto-ku, Tokyo 135-8717, Japan

Legal representative: KIOMI KOBAYASHI

Party B: Guangdong CarHouse E-Commerce Technology Co., Ltd.

Address: Room 4801-4810, Taishang Building, No. 11 Dongwan Road, Huoshushu Community, Dongcheng District, Dongguan City, Guangdong Province, China.

Legal representative: Jiang Haitao

Whereas:

1.	Party A intends to invest in the equity of Party B.

2.	Party B agrees that Party A will invest in it.

According to the Company Law of the People’s Republic of China and other relevant laws and regulations, the parties have reached the following agreement upon negotiation, and will comply with it.

Article 1. Company’s Capital Increase and Share Expansion

Party B intends to increase capital by 1,214,330 shares for RMB 26.5 per share. Party B accepts the way of investment in cash from Party A, and Party A purchases 1,214,330 shares for RMB 32,179,745 for the investment.

Article 2. Representations, Warranties and Covenant

The two parties make the following representations, warranties and covenants and sign this agreement accordingly:

1.	Party A is a legal enterprise validly established and continuously existing under the law of Japan. Party B is a legal enterprise validly established and continuously existing under the law of China. Both sides have the rights and capabilities to sign this agreement, and have obtained all the authorizations, permits and approvals from the relevant decision-making department in the enterprise required for this capital increase and expansion.

2.	The obligations assumed by Party A and Party B in this agreement are legal and valid, and their performance will not conflict with other agreements obligations assumed by the parties, nor will they violate any existing laws, regulations, administrative regulations, and business rules of the Shanghai Equity Custody Trading Center and other policy requirements.

Article 3. The Obligations and Responsibilities of Both Parties

1.	Once this agreement becomes effective, Party A shall pay all subscription amount within the time specified by both parties.

2.	Once Party A’s subscription fund has been received, Party B shall apply for capital verification, shareholding entrustment registration and other procedures as required by law.

3.	Party B will use the raised fund through the proposed fund-raising plan according to the laws and regulations, except for the approval of the change of the fundraising project or the fund-raising plan by the shareholders’ meeting of Party B.

Article 4. Effectiveness of the Agreement

This agreement becomes valid after signing by both parties, unless the government agency requires additional provisions.

Article 5. Termination of the Agreement

Within the time period before the change of the shareholder, in accordance with the provisions of this agreement:

1.	if one of the following circumstances occurs, Party A has the right to terminate this agreement after notifying Party B and to recoup the capital increase under this agreement:

(1)	There have been incidents in which it is unpredictable and unavoidable for its occurrence, and it is unacceptable for its subsequent consequences, which leads to the impossibility of this capital increase and share expansion;
(2)	Party B has violated any of the provisions of this agreement and the breach of contract has made the purpose of this agreement unrealizable;
(3)	There have been any facts or circumstances that make Party B’s representations, warranties and covenants unrealistic in its substantive sense.

2.	If one of the following circumstances occurs, Party B has the right to terminate this agreement after notifying Party A:

(1) There have been incidents that are unpredictable and unavoidable, and the consequences of which cannot be overcome, resulting in the impossibility of this capital increase and share expansion;

(2) Party A violates any of the terms of this agreement, and the breach of contract makes the purpose of this agreement unrealizable;

(3)Any facts or circumstances that make Party A’s representations, warranties and covenants untrue in substance.

Article 6. Confidentiality

1. The information obtained by the parties concerning the execution and performance of this agreement and related to the following items shall be kept strictly confidential, unless provided in Section 2 of this Article:

(1) the terms of this agreement;

(2) negotiations concerning this agreement;

(3) the subject matter of this agreement; and

(4) trade secrets of the parties.

However, except as disclosed in item 2 of this Article.

2. The parties mentioned in this agreement may disclose the information mentioned in Section 1 of this Article only under the following circumstances.

(1) the requirements of the law;

(2) any requirements of government agency or regulatory body with jurisdiction;

(3) disclosure made to the professional consultants or lawyer of the party (if any);

(4) not due to fault from any party, the information enters the public domain; and

(5) the other party gives prior written consent.

3.	This Article survives the termination of this agreement and is not subject to time restrictions.

Article 7. Force Majeure

1.	If any party fails to perform due to its non-resistance, it has no fault of its own or its inability to perform this agreement will not be considered as a breach of contract, all necessary relief measures should be taken under the conditions to reduce the damage caused by force majeure.

2.	For a party that suffers from force majeure, it should send notice of the incident to the other party in writing as soon as possible and within 15 days after the incident. This party should submit the report to describe the reason for the inability to perform or partially fail to perform the obligations of this agreement and the need to postpone the performance.

Article 8. Liability for Breach of Contract

Once this agreement has been signed, the parties to the agreement shall strictly abide by it, and any party that breaches the contract shall bear the loss of the party of compliance.

Article 9. Dispute Resolution

The law applicable to this agreement is the law of the People’s Republic of China. If the parties have a dispute during the agreement, they should resolve by negotiation. If the negotiation fails, they should be submitted to the Singapore International Arbitration Center for arbitration in accordance with its current effective arbitration rules. The arbitration is the final and has a binding force for all parties.

Article 10. Unmentioned Matters

This agreement provides the basic principles and content determined by the parties for this capital increase. Parties may enter into a supplementary agreement for specific items and other matters that have not been covered by this agreement.

Article 11. Text of the Agreement

This agreement is made in quadruplicate and each copy has the same legal effect. The two parties shall each hold two copies.

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Party A

Autobacs Seven Co., Ltd.

Legal representative or authorized representative (signature): /s/ Yugo Horii

Party B

Guangdong CarHouse E-Commerce Technology Co., Ltd.

Legal representative or authorized representative (signature): /s/ Haitao Jiang